ARISTA NETWORKS, INC.

INSIDER TRADING POLICY
(Adopted on June 6, 2014, amended as of October 22, 2018, October 18, 2021, April 26, 2023 and February 10, 2025)
A.POLICY OVERVIEW
Arista Networks, Inc. (together with any subsidiaries, collectively the “Company”) has adopted this Insider Trading Policy (the “Policy”) to help you comply with the federal and state securities laws and regulations that govern trading in securities and to help the Company minimize its own legal and reputational risk.
It is your responsibility to understand and follow this Policy. Insider trading is illegal and a violation of this Policy. In addition to your own liability for insider trading, the Company, as well as individual directors, officers and other supervisory personnel, could face liability. Even the appearance of insider trading can lead to government investigations or lawsuits that are time-consuming, expensive and can lead to criminal and civil liability, including damages and fines, imprisonment and bars on serving as an officer or director of a public company, not to mention irreparable damage to both your and the Company’s reputation.
You should be alert to possible violations and promptly report violations or suspected violations of this Policy to the Compliance Officer (as defined below). If your situation requires that your identity be kept secret, your anonymity will be preserved to the greatest extent reasonably possible. You may report violations or suspected violations of this Policy via our website at www.arista.ethicspoint.com or call the anonymous ethical violation hotline at the telephone number specified at www.arista.ethicspoint.com. If you wish to remain anonymous, you may send a letter addressed to the Compliance Officer at 5453 Great America Parkway, Santa Clara, CA 95054. If you make an anonymous report, please provide as much detail as possible, including any evidence that you believe may be relevant to the issue.
For purposes of this Policy, the Company’s General Counsel serves as the Compliance Officer. The Compliance Officer may designate others, from time to time, to assist with the execution of his or her duties under this Policy.
B.POLICY STATEMENT
1.No Trading on Material Nonpublic Information. It is illegal for anyone to trade in securities on the basis of material nonpublic information. If you are in possession of material nonpublic information about the Company, except as discussed in Section H (Exceptions to Trading Restrictions), you may not, directly or indirectly through others, engage in any transactions involving securities of the Company.
In addition, if you learn of material nonpublic information through your service with the Company that could be expected to affect the trading price of the securities of another company, you cannot (x) use that information to trade, directly or indirectly through others, or (y) provide that information to another person in order to trade, in the securities of that other company. For example, you may be involved in a proposed transaction involving a prospective business relationship with or transaction between the Company and another company. If information about that transaction constitutes material nonpublic information for that other company, you would be prohibited from engaging in transactions involving the securities of that other company (as well as transactions involving Company securities, if that information is material to the Company). It is important to note that “materiality” is different for different companies. Information that is not material to the Company may be material to another company. Any such action will be deemed a violation of this Policy.
2.No Disclosure of Confidential Information. You may not at any time disclose material nonpublic information about the Company or any other company that you obtained in connection with your service with the Company, unless required by law, or unless (i) disclosure is required for legitimate Company business purposes, (ii) you are authorized to disclose the information and (iii) appropriate steps have been taken to prevent misuse of that information (for example, entering into an appropriate nondisclosure agreement that restricts the disclosure and use of the information, if applicable). This includes disclosure to other directors, officers, employees, consultants, contractors or advisors whose roles do not require them to have the information or anyone outside of the Company, including friends, family members, business associates, investors, consulting firms or any other person or entity that the Company has not authorized to know such information. All material nonpublic information you acquire in the course of your service with the Company may only be used for legitimate Company business purposes. In addition, you must handle the confidential information of others in accordance with any related non-disclosure agreements and other obligations that the Company has with them and limit your use of the confidential information to the purpose for which it was disclosed. You must also not make recommendations or express opinions on the basis of material nonpublic information as to trading in the securities of companies to which such information relates. You are prohibited from engaging in these actions whether or not you derive any profit or personal benefit from doing so. This prohibition against disclosure of material nonpublic information includes disclosure (even anonymous disclosure) via the internet, social media, blogs, investor forums or chat rooms where companies and their prospects are discussed. In cases where disclosing nonpublic information to third parties is required, you should coordinate with the Legal Department. You must also use all reasonable efforts to safeguard nonpublic information in the Company’s possession.
If you receive an inquiry for material nonpublic information from someone outside of the Company, such as a stock analyst, or a request for material nonpublic information outside the ordinary course of business from someone outside of the Company, such as a business partner, vendor, supplier or salesperson, then you should refer the inquiry to the Company’s Investor Relations Department. The Company is required under Regulation FD (Fair Disclosure) of the U.S. federal securities laws to avoid the selective disclosure of material nonpublic information. Responding to a request yourself may violate this Policy and, in some circumstances, the law. Please consult the Company’s External Communications Policy for more details.
3.Definition of Material Nonpublic Information. “Material information” means information that a reasonable investor would be substantially likely to consider important in deciding whether to buy, hold or sell securities or would view as significantly altering the total mix of information available in the marketplace about the issuer of the securities. In general, any information that could reasonably be expected to affect the market price of a security is likely to be material. Either positive or negative information may be material.
It is not possible to define all categories of “material” information. However, some examples of information that could be regarded as material include, but are not limited to:
a.financial results, key metrics such as revenues, bookings or product shipments, financial condition, earnings pre-announcements, guidance, projections or forecasts, particularly if inconsistent with the Company’s guidance or the expectations of the investment community;
b.restatements of financial results, or material impairments, write-offs or restructurings;

c.changes in independent auditors, or notification that the Company may no longer rely on an audit report;
d.business plans or budgets;
e.creation of significant financial obligations, or any significant default under or acceleration of any financial obligation;
f.impending bankruptcy or financial liquidity problems;
g.significant developments involving business relationships, including execution, modification or termination of significant agreements, orders or forecasts with customers, suppliers, distributors, manufacturers or other business partners;
h.significant information relating to the operation of the Company’s business or its products or services, such as new products or services, major modifications or performance issues, defects or recalls, significant pricing changes or other announcements of a significant nature;
i.significant developments in research and development or relating to intellectual property;
j.significant legal or regulatory developments, whether positive or negative, actual or threatened, including litigation or resolving litigation;
k.major events involving the Company’s securities, including calls of securities for redemption, adoption of stock repurchase programs, option repricings, stock splits, changes in dividend policies, public or private securities offerings, modification to the rights of security holders or notice of delisting;
l.significant corporate events, such as a pending or proposed merger, joint venture or tender offer, a significant investment, the acquisition or disposition of a significant business or asset or a change in control of the Company;
m.major personnel changes, such as changes in senior management or employee layoffs;
n.data breaches or other cybersecurity events;
o.updates regarding any prior material disclosure that has materially changed; and
p.the existence of a special blackout period.
“Material nonpublic information” means material information that is not generally known or made available to the public. Even if information is widely known throughout the Company, it may still be nonpublic. Generally, in order for information to be considered public, it must be made generally available through media outlets, SEC filings, pre-announced public webcast, website or another broad, non-exclusionary form of public communications.
After the release of information, a reasonable period of time must elapse in order to provide the public an opportunity to absorb and evaluate the information provided. As a general rule, at least two full trading days must pass after the dissemination of information before such information is considered public.
As a rule of thumb, if you think something might be material nonpublic information, it probably is. You can always reach out to the Compliance Officer if you have questions.

4.Obligation to Disclose Material Nonpublic Information to the Company. You may not enter into any transaction, including those discussed in Section H (Exceptions to Trading Restrictions), unless you have disclosed any material nonpublic information that you become aware of in the course of your service with the Company, and that senior management is not aware of, to the Compliance Officer. If you are a member of senior management, the information must be disclosed to the Chief Executive Officer, and if you are the Chief Executive Officer or a director, you must disclose the information to the board of directors, before any transaction is permissible.
5.Personal Responsibility. The ultimate responsibility for complying with this Policy and applicable laws and regulations rests with you. You should use your best judgment at all times and consult with your personal legal and financial advisors, as needed. We advise you to seek assistance if you have any questions at all. The rules relating to insider trading can be complex, and a violation of insider trading laws can carry severe consequences.
C.PERSONS COVERED BY THIS POLICY
This Policy applies to you if you are a director, officer, employee, consultant, contractor or advisor of the Company, both inside and outside of the United States. To the extent applicable to you, this Policy also covers your immediate family members, persons with whom you share a household, persons who are your economic dependents and any entity whose transactions in securities you influence, direct or control. You are responsible for making sure that these other individuals and entities comply with this Policy.
This Policy continues to apply even if you leave the Company or are otherwise no longer affiliated with or providing services to the Company, for as long as you remain in possession of material nonpublic information. In addition, if you are subject to a trading blackout under this Policy at the time you leave the Company, you must abide by the applicable trading restrictions until at least the end of the relevant blackout period.
There may be instances where you suffer financial harm or other hardship or are otherwise required to forego a planned transaction because of the restrictions imposed by this Policy. Personal financial emergency or other personal circumstances are not mitigating factors under securities laws and will not excuse a failure to comply with this Policy.
D.TRADING COVERED BY THIS POLICY
Except as discussed in Section H (Exceptions to Trading Restrictions), this Policy applies to all transactions involving the Company’s securities or other companies’ securities for which you possess material nonpublic information obtained in connection with your service with the Company. This Policy therefore applies to:
1.any purchase, sale, loan or other transfer or disposition of any equity securities (including common stock, options, restricted stock units, warrants and preferred stock) and debt securities (including debentures, bonds and notes) of the Company and such other companies, whether direct or indirect (including transactions made on your behalf by money managers), and any offer to engage in the foregoing transactions;
2.any disposition in the form of a gift of any securities of the Company;
3.any distribution to holders of interests in an entity if the entity is subject to this Policy; and
4.any other arrangement that generates gains or losses from or based on changes in the prices of such securities including derivative securities (for example, exchange-traded put or call options,

swaps, caps and collars), hedging and pledging transactions, short sales and certain arrangements regarding participation in benefit plans, and any offer to engage in the foregoing transactions.
There are no exceptions from insider trading laws or this Policy based on the size of the transaction or the type of consideration received.
E.TRADING RESTRICTIONS
Subject to the exceptions set forth in Section H (Exceptions to Trading Restrictions) below, this Policy restricts trading during certain periods and by certain people as follows:
1.Quarterly Blackout Periods. Except as discussed in Section H (Exceptions to Trading Restrictions), all directors, officers and certain employees of the Company, and those consultants, contractors and advisors identified by the Company, must refrain from conducting transactions involving the Company’s securities during quarterly blackout periods. Individuals subject to quarterly blackout periods will be informed by the Compliance Officer that they are listed on the covered persons list maintained by the Compliance Officer (the “Covered Persons List”). To the extent applicable to you, quarterly blackout periods also cover your immediate family members, persons with whom you share a household, persons who are your economic dependents and any entity whose transactions in securities you influence, direct or control. Even if you are not specifically identified as being subject to quarterly blackout periods, you should exercise caution when engaging in transactions during quarterly blackout periods because of the heightened risk of insider trading exposure.
Quarterly blackout periods will start at the end of the fifteenth day of the third month of each fiscal quarter and will end at the start of the third full trading day following the Company’s earnings release.
The prohibition against trading during the blackout period also means that brokers cannot fulfill open orders on your behalf or on behalf of your immediate family members, persons with whom you share a household, persons who are your economic dependents or any entity whose transactions in securities you influence, direct or control, during the blackout period, including “limit orders” to buy or sell stock at a specific price or better and “stop orders” to buy or sell stock once the price of the stock reaches a specified price. If you are subject to blackout periods or pre-clearance requirements, you should so inform any broker with whom such an open order is placed at the time it is placed.
From time to time, the Company may identify other persons who should be subject to quarterly blackout periods, and the Compliance Officer may update and revise the Covered Persons List as appropriate.
2.Special Blackout Periods. The Company always retains the right to impose additional or longer trading blackout periods at any time on any or all of its directors, officers, employees, consultants, contractors and advisors. The Compliance Officer will notify you if you are subject to a special blackout period by providing to you a notice in writing or via email substantially in the form of Exhibit A. If you are notified that you are subject to a special blackout period, you may not engage in any transaction involving the Company’s securities until the special blackout period has ended other than the transactions that are covered by the exceptions below. You also may not disclose to anyone else that the Company has imposed a special blackout period. To the extent applicable to you, special blackout periods also cover your immediate family members, persons with whom you share a household, persons who are your economic dependents and any entity whose transactions in securities you influence, direct or control.
3.Regulation BTR Blackouts. Directors and officers may also be subject to trading blackouts pursuant to Regulation Blackout Trading Restriction, or Regulation BTR, under U.S. federal securities laws. In general, Regulation BTR prohibits any director or officer from engaging in certain transactions involving the Company’s securities during periods when 401(k) plan participants are prevented from purchasing, selling or otherwise acquiring or transferring an interest in certain securities held in individual account plans. Any profits realized from a transaction that violates Regulation BTR are recoverable by the Company, regardless of the intentions of the director or officer effecting the transaction. In addition, individuals who engage in such transactions are subject to sanction by the SEC as well as potential criminal liability. The Company will notify directors and officers if they are subject to a blackout trading restriction under Regulation BTR. Failure to comply with an applicable trading blackout in accordance with Regulation BTR is a violation of law and this Policy.
F.PRE-CLEARANCE OF TRADES
Except as discussed in Section H (Exceptions to Trading Restrictions), the Company’s directors and officers and any other persons identified on the Covered Persons List of this Policy as being subject to pre-clearance requirements must obtain pre-clearance prior to trading the Company’s securities. If you are subject to pre-clearance requirements, you should submit a pre-clearance request in the form attached as Exhibit B to the Compliance Officer prior to your desired trade date. The person requesting pre-clearance will be asked to certify that he or she is not in possession of material nonpublic information about the Company. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. Further, pre-clearance of a transaction does not constitute an affirmation by the Company or the Compliance Officer that you are not in possession of material nonpublic information.
If the Compliance Officer is the requester, then the Company’s Chief Executive Officer, Chief Financial Officer or either of their delegates, must pre-clear or deny any trade. All trades must be executed within five business days of any pre-clearance.
Even after preclearance, a person may not trade the Company’s securities if they become subject to a blackout period or aware of material nonpublic information prior to the trade being executed.
From time to time, the Company may identify other persons who should be subject to the pre-clearance requirements set forth above, and the Compliance Officer may update and revise the Covered Persons List as appropriate.
G.PROHIBITED TRANSACTIONS
You may not engage in any of the following types of transactions other than as noted in Section H (Exceptions to Trading Restrictions) below, regardless of whether you have material nonpublic information or not.
1.Short Sales. You may not engage in short sales (meaning the sale of a security that must be borrowed to make delivery) or “sell short against the box” (meaning the sale of a security with a delayed delivery) if such sales involve the Company’s securities.
2.Derivative Securities and Hedging Transactions. You may not, directly or indirectly, (a) trade in publicly-traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities (other than stock options, restricted stock units and other compensatory awards issued to you by the Company) or (b) purchase financial instruments (including prepaid variable forward contracts, equity swaps, and collars), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company equity securities either (i) granted to you by the Company as part of your compensation or (ii) held, directly or indirectly, by you.
3.Pledging Transactions. If you are required to comply with Section 16 of the Securities and Exchange Act of 1934 or the blackout periods or pre-clearance requirements under this Policy, you may not pledge the Company’s securities as collateral for any loan or as part of any other pledging transaction.
4.Margin Accounts. If you are required to comply with Section 16 of the Securities and Exchange Act of 1934 or the blackout periods or pre-clearance requirements under this Policy, you may not hold the Company’s common stock in margin accounts.
H.EXCEPTIONS TO TRADING RESTRICTIONS
There are no unconditional “safe harbors” for trades made at particular times, and all persons subject to this Policy should exercise good judgment at all times. Even when a quarterly blackout period is not in effect, you are prohibited from engaging in transactions involving the Company’s securities if you possess material nonpublic information, are subject to a special blackout period or are otherwise restricted under this Policy.
Other than the limited exceptions set forth below, any other exceptions to this Policy must be approved by the Compliance Officer, in consultation with the Company’s board of directors or an independent committee of the board of directors.
The following are certain limited exceptions to the quarterly and special blackout period restrictions and pre-clearance requirements imposed by the Company under this Policy:
1.receipt and vesting of stock options, restricted stock units, restricted stock or other equity compensation awards from the Company;
2.stock option exercises where the purchase price of such stock options is paid in cash and there is no other associated market activity;
3.net share withholding with respect to equity awards where shares are withheld by the Company in order to satisfy tax withholding requirements, (x) as required by either the Company’s board of directors (or a committee thereof) or the award agreement governing such equity award or (y) as you elect, if permitted by the Company, so long as the election is irrevocable and made in writing at a time when a trading blackout is not in place and you are not in possession of material nonpublic information;
4.sell to cover transactions where shares are sold on your behalf upon vesting of equity awards and sold in order to satisfy tax withholding requirements, (x) as required by either the Company’s board of directors (or a committee thereof) or the award agreement governing such equity award or (y) as you elect, if permitted by the Company, so long as the election is irrevocable and made in writing at a time when a trading blackout is not in place and you are not in possession of material nonpublic information; however, this exception does not apply to any other market sale for the purposes of paying required withholding;
5.purchases pursuant to the employee stock purchase plan; however, this exception does not apply to subsequent sales of the shares;
6.transactions made pursuant to a valid 10b5-1 trading plan approved by the Company (see Section I (10b5-1 Trading Plans) below);
7.purchases of the Company’s stock in the 401(k) plan resulting from periodic contributions to the plan based on your payroll contribution election; provided, however, that the blackout period restrictions and pre-clearance requirements do apply to elections you make under the 401(k) plan to (a) increase or decrease the amount of your contributions under the 401(k) plan if such increase or decrease will increase or decrease the amount of your contributions that will be allocated to a Company stock fund, (b) increase or decrease the percentage of your contributions that will be allocated to a Company stock fund, (c) move balances into or out of a Company stock fund, (d) borrow money against your 401(k) plan account if the loan will result in liquidation of some or all of your Company stock fund balance and (e) prepay a plan loan if the pre-payment will result in the allocation of loan proceeds to a Company stock fund;
8.transfers by will or the laws of descent or distribution and, provided that prior written notice is provided to the Compliance Officer, distributions or transfers (such as certain tax planning or estate planning transfers) that effect only a change in the form of beneficial interest without changing your pecuniary interest in the Company’s securities; and
9.changes in the number of the Company’s securities you hold due to a stock split or a stock dividend that applies equally to all securities of a class, or similar transactions.
If there is a Regulation BTR blackout (and no quarterly or special blackout period), then the limited exceptions set forth in Regulation BTR will apply. Please be aware that even if a transaction is subject to an exception to this Policy, you will need to separately assess whether the transaction complies with applicable law.
I.10B5-1 TRADING PLANS
The Company permits its directors, officers and employees to adopt written 10b5-1 trading plans in order to mitigate the risk of trading on material nonpublic information. These plans allow for individuals to enter into a prearranged trading plan as long as the plan is not established or modified during a blackout period or when the individual is otherwise in possession of material nonpublic information. To be approved by the Company and qualify for the exception to this Policy, any 10b5-1 trading plan adopted by a director, officer or employee must be submitted to the Compliance Officer for approval and comply with the requirements set forth in the Requirements for Trading Plans attached as Exhibit C. If the Compliance Officer is the requester, then the Company’s Chief Executive Officer, Chief Financial Officer, or their delegate, must approve the written 10b5-1 trading plan.
J.SECTION 16 COMPLIANCE
All of the Company’s officers and directors and certain other individuals are required to comply with Section 16 of the Securities and Exchange Act of 1934 and related rules and regulations which set forth reporting obligations, limitations on “short swing” transactions, which are certain matching purchases and sales of the Company’s securities within a six-month period, and limitations on short sales.
To ensure transactions subject to Section 16 requirements are reported on time, each person subject to these requirements must provide the Company with detailed information (for example, trade date, number of shares, exact price, etc.) about his or her transactions involving the Company’s securities, including gifts, transfers, pledges and transactions pursuant to any 10b5-1 trading plan, both prior to (to confirm compliance with pre-clearance procedures, if applicable) and promptly following execution.
The Company is available to assist in filing Section 16 reports, but the obligation to comply with Section 16 is personal. If you have any questions, you should check with the Compliance Officer.
K.VIOLATIONS OF THIS POLICY
Company directors, officers, employees, consultants, contractors and advisors who violate this Policy will be subject to disciplinary action by the Company, including ineligibility for future Company equity or incentive programs or termination of employment or an ongoing relationship with the Company. The Company has full discretion to determine whether this Policy has been violated based on the information available.

There are also serious legal consequences for individuals who violate insider trading laws, including large criminal and civil fines, significant imprisonment terms and disgorgement of any profits gained or losses avoided. You may also be liable for improper securities trading by any person (commonly referred to as a “tippee”) to whom you have disclosed material nonpublic information that you have learned through your position at the Company or made recommendations or expressed opinions about securities trading on the basis of such information.
Please consult with your personal legal and financial advisors as needed. Note that the Company’s legal counsel, both internal and external, represent the Company and not you personally. There may be instances where you suffer financial harm or other hardship or are otherwise required to forego a planned transaction because of the restrictions imposed by this Policy or under securities laws. If you were aware of the material nonpublic information at the time of the trade, it is not a defense that you did not “use” the information for the trade. Personal financial emergency or other personal circumstances are not mitigating factors under securities laws and will not excuse your failure to comply with this Policy. In addition, a blackout or trading-restricted period will not extend the term of your options. As a consequence, you may be prevented from exercising your options by this Policy or as a result of a blackout or other restriction on your trading, and as a result your options may expire by their term. In such instances, the Company cannot extend the term of your options and has no obligation or liability to replace the economic value or lost benefit to you. It is your responsibility to manage your economic interests and to consider potential trading restrictions when determining whether to exercise your options.
L.PROTECTED ACTIVITY NOT PROHIBITED
Nothing in this Policy, or any related guidelines or other documents or information provided in connection with this Policy, shall in any way limit or prohibit you from engaging in any of the protected activities set forth in the Company’s Whistleblower Policy, as amended from time to time.
M.REPORTING
If you believe someone is violating this Policy or otherwise using material nonpublic information that they learned through their position at the Company to trade securities, you should report it to the Compliance Officer, or if the Compliance Officer is implicated in your report, then you should report it in accordance with the Company’s Whistleblower Policy.
N.AMENDMENTS
The Company reserves the right to amend this Policy at any time, for any reason, subject to applicable laws, rules and regulations, and with or without notice, although it will attempt to provide notice in advance of any change. Unless otherwise permitted by this Policy, any amendments must be approved by the Board of Directors of the Company.

EXHIBIT A

FORM OF SPECIAL BLACKOUT NOTICE
[Date]
CONFIDENTIAL COMMUNICATION
Arista Networks, Inc. (the “Company”) has imposed a special blackout period in accordance with the terms of the Company’s Insider Trading Policy (the “Policy”). Pursuant to the Policy, and subject to the exceptions stated in the Policy, you may not engage in any transaction involving the securities of the Company until you receive official notice that the special blackout period is no longer in effect.
You may not disclose to others the fact that a special blackout period has been imposed. In addition, you should take care to handle any confidential information in your possession in accordance with the Company’s policies.
If you have any questions at all, please contact me at [insert contact information].
Sincerely,
Compliance Officer
Exhibit A

EXHIBIT B

PRE-CLEARANCE CHECKLIST

Person proposing to trade:
Proposed trade (type and amount):
Manner of trade:
Proposed trade date:
Affiliate of the Company:	☐ Yes ☐ No
☐    No blackout period. The proposed trade will not be made during a quarterly or special blackout period.
☐    No pension fund blackout under Regulation BTR.* There is no pension fund blackout period in effect.
☐    No prohibition under Insider Trading Policy. The person confirmed that the proposed trade is not prohibited under the Insider Trading Policy.
☐    No 10b5-1 trading plan. The person does not have an outstanding 10b5-1 trading plan, and has confirmed that the proposed trade will not occur during the term of a 10b5-1 trading plan.
☐    Section 16 compliance.* The person confirmed that the proposed trade will not give rise to any potential liability under Section 16 as a result of matched past (or intended future) transactions.
☐    Form 4 filing.* A Form 4 has been or will be completed and will be timely filed with the SEC, if applicable.
☐    Rule 144 compliance (Response required only from affiliates of the Company).
☐    The “current public information” requirement has been met (i.e., all 10-Ks, 10-Qs and other relevant reports during the last 12 months have been filed);
☐    The shares that the person proposes to trade are not restricted or, if restricted, the applicable holding period has been met;
☐    Volume limitations (greater of 1% of outstanding securities of the same class or the average weekly trading volume during the last four weeks) are not exceeded, and the person is not part of an aggregated group;
☐    The manner of sale requirements will be met (a “brokers’ transaction” or directly with a market maker or a “riskless principal transaction”); and
☐    A Form 144, if applicable, has been completed and will be timely filed with the SEC.
☐    Rule 10b-5 concerns. The person has been reminded that trading is prohibited when in possession of any material nonpublic information regarding the Company that has not been adequately disclosed to the public. The individual has discussed with the Compliance Officer any information known to the individual or the Compliance Officer that the individual believes may be material.
* Applies if the individual is a director or an officer subject to Section 16 of the Securities Exchange Act of 1934.
Date:
(Signature of Compliance Officer)

(Print name of Compliance Officer)
I am not aware of material nonpublic information regarding the Company. I am not trading on the basis of any material nonpublic information. The transaction is in accordance with the Insider Trading Policy and applicable law. I intend to comply with any applicable reporting and disclosure requirements on a timely basis. I understand that I must execute the trade by the end of the fifth trading day after the date on which the trade is cleared by the Compliance Officer. I understand that by signing below, I am not obligated to execute the trade.
Exhibit B

(Signature of person proposing to trade)

EXHIBIT C

REQUIREMENTS FOR TRADING PLANS
For transactions under a trading plan to be exempt from (A) the prohibitions in the Company’s Insider Trading Policy (the “Policy”) of Arista Networks, Inc. (together with any subsidiaries, collectively the “Company”) with respect to transactions made while aware of material nonpublic information and (B) the pre-clearance procedures and blackout periods established under the Policy, the trading plan must comply with the affirmative defense set forth in Exchange Act Rule 10b5-1 and must meet the following requirements (collectively, the “Trading Plan Requirements”):
1.The trading plan must be in writing and signed by the person adopting the trading plan.
2.The trading plan must: (a) specify the amount(s), price(s) and date(s) of the transaction(s), (b) specify the objective method for determining the amount(s), price(s) and date(s) of the transaction(s) or (c) provide any subsequent discretion for determining the amount(s), price(s) and date(s) of the transaction(s) to another person or entity who is not, at the time of the transaction, aware of material nonpublic information.
3.The trading plan must be adopted at a time when:
a.the person adopting the trading plan is not aware of any material nonpublic information; and
b.there is no quarterly, special or other trading blackout in effect with respect to the person adopting the plan.
4.The trading plan must be entered in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, and the person adopting the trading plan must act in good faith with respect to the trading plan.
5.The trading plan must include representations that, on the date of adoption of the trading plan, the person adopting the trading plan:
a.is not aware of material nonpublic information about the securities or the Company; and
b.is adopting the trading plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.
6.The person adopting the trading plan may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the trading plan and must agree not to enter into any such transaction while the trading plan is in effect.
7.The first trade under the trading plan may not occur until the expiration of a cooling-off period consisting of the later of (a) 90 calendar days after the adoption of the trading plan and (b) two business days after the filing by the Company of its financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the trading plan was adopted (but, in any event, this required cooling-off period is subject to a maximum of 120 days after adoption of the trading plan).
8.The trading plan must have a minimum term of one year (starting from date of adoption of the trading plan).
9.No transactions may occur during the term of the trading plan (except for the “Exceptions to Trading Restrictions” identified in the Policy and bona fide gifts) except for those transactions
Exhibit C

specified in the trading plan. In addition, the person adopting the trading plan may not have an outstanding (and may not subsequently enter into any additional) trading plan except as permitted by Rule 10b5-1. For example, as contemplated by Rule 10b5-1, a person may adopt a new trading plan before the scheduled termination date of an existing trading plan, so long as the first scheduled trade under the new trading plan does not occur prior to the last scheduled trade(s) of the existing trading plan and otherwise complies with these guidelines. Termination of the existing trading plan prior to its scheduled termination date may impact the timing of the first trade or the availability of the affirmative defense for the new trading plan; therefore, persons adopting a new trading plan are advised to exercise caution and consult with the Compliance Officer prior to the early termination of an existing trading plan.
10.Any modification or change to the amount, price or timing of transactions under the trading plan is deemed the termination of the trading plan, and the adoption of a new trading plan (“Modification”). Therefore, a Modification must be submitted to the Compliance Officer for approval in accordance with Section I of the Policy and is subject to the same conditions as a new trading plan as set forth in Sections 1 through 8 herein.
11.Within the one year preceding the adoption or a Modification of a trading plan, a person may not have otherwise adopted or made a Modification to a plan more than once.
12.A person may adopt a trading plan designed to cover a single trade only once in any consecutive 12-month period except as permitted by Rule 10b5-1.
13.If the person that adopted the trading plan terminates the plan prior to its stated duration, he or she may not trade in the Company’s securities until after the expiration of 30 calendar days following termination, and then only in accordance with the Policy.
14.The Company must be promptly notified of any Modification or termination of the trading plan, including any suspension of trading under the trading plan.
15.The Company must have authority to require the suspension of the plan if there are legal, regulatory or contractual restrictions applicable to the Company or the person that adopted the trading plan, or to require the cancellation of the trading plan at any time, subject to any reasonable broker notice requirements as may be set forth in the trading plan.
16.If the trading plan grants discretion to a stockbroker or other person with respect to the execution of trades under the trading plan:
a.the person adopting the trading plan may not exercise any subsequent influence over how, when or whether to effect purchases or sales under the trading plan;
b.the person adopting the trading plan may not confer with the person administering the trading plan regarding the Company or its securities; and
c.the person administering the trading plan must provide prompt notice to the Company of the execution of a transaction pursuant to the plan.
17.All transactions under the trading plan must be in accordance with applicable law.
18.Any exceptions to the Trading Plan Requirements must be approved by the Compliance Officer or, in the case of directors and officers who are subject Section 16 of the Securities Exchange Act of 1934, by the Compliance Officer, in consultation with the Company’s board of directors, chair of the board, an independent committee of the board of directors, or the chair of such independent committee.
19.The trading plan (including any Modification) must meet such other requirements as the Compliance Officer may determine.
Exhibit C

M E M O R A N D U M
To:    Directors, officers, employees, consultants, contractors and advisors of Arista Networks, Inc.
From:    Arista Networks, Inc.
Date:    [______]
Re:    Insider Trading Policy

Attached is a copy of our Insider Trading Policy, which governs transactions involving trading in securities by directors, officers, employees, consultants, contractors and advisors of Arista Networks, Inc. (together with any subsidiaries, collectively the “Company”). As described in the Insider Trading Policy, violations of insider trading laws can result in significant civil and criminal liability. Accordingly, please carefully review the materials provided.
After reading the Insider Trading Policy, please sign the receipt and acknowledgment at the bottom of this memorandum and return it to the Compliance Officer. The Insider Trading Policy applies to you regardless of whether you sign the receipt and acknowledgment at the bottom of this memorandum and return it to the Compliance Officer.
If you have any questions about the Insider Trading Policy or insider trading laws generally or about any transaction involving the securities of the Company, please contact the Compliance Officer at [email address].
Attachment(s)
Receipt and Acknowledgment
•I have received and read the Insider Trading Policy.
•I have received satisfactory answers to any questions that I had regarding the Insider Trading Policy and insider trading in general.
•I understand and acknowledge that the Insider Trading Policy applies to me.
•I understand and agree to comply with the Insider Trading Policy.
•I understand that my failure to comply in all respects with the Insider Trading Policy is a basis for termination of my employment or other service relationship with the Company as well as any other appropriate discipline.
•I understand and agree that the Company may give stop transfer and other instructions to the Company’s transfer agent with respect to transactions that the Company considers to be in contravention of the Insider Trading Policy.

Signature        Date

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